SECOND STAGE VENTURES INC. ACQUIRES
                    RIGHTS TO INNOVATIVE DRUG DELIVERY SYSTEM


Las Vegas, NV, August 17th, 2004 - Second Stage Ventures Inc. (OTC: SSVT) announced today that it has acquired the intellectual property rights relating to a non-invasive, drug delivery device that allows for the transdermal delivery of insulin and other large molecule drugs. The technology uses a standard transdermal patch along with a proprietary sonic applicator that deploys ultrasound in a unique combination of waveforms to introduce drug molecules through the skin that normally could not be effectively delivered transdermally. The technology is appealing to pharmaceutical companies because it can potentially extend the patent life cycle of existing FDA approved drugs through the utilization of new drug delivery systems and affords them the means to effectively deliver new biopharmaceuticals and other drugs comprised of macromolecular proteins and peptides. It also is appealing to physicians who are seeking to deliver drugs more effectively, without side effects, and to patients, who are demanding pain-free, less complicated delivery systems. Additional research and development as well as FDA approval is required before the Company is able to market products based on the technology.

Second Stage Ventures acquired the rights, including a number of patents pending and other proprietary technology from Encapsulation Systems Inc., a private biotech firm based in the Philadelphia area for $20,500,000 of cash and securities (consisting of $2,500,000 in cash to be paid over three years and 12,000,000 common shares of Second Stage valued at $18,000,000) as well as a residual fee equivalent to 2.5%of the gross revenues generated by Second Stage through the commercial exploitation of the technology throughout the regulatory life of the underlying patents.

The Company is currently focusing its efforts on conducting additional Human Pilot Trials and plans subsequently to commence clinical trials in order to complete the testing requirements mandated by the FDA and global regulatory authorities.

Bruce Haglund, Chairman of Second Stage Ventures commented, "We are excited about the prospects for this technology and, in addition to our testing program, we are also exploring a number of strategic alliances with large pharmaceutical companies seeking to expand the market share for drugs that they are currently
marketing."   Mr.  Haglund  further  added,  "  The  market  opportunity  for needle-free delivery of insulin is very significant, and the urgency of bringing to market such a technology was evidenced in the recent meeting of the American Diabetes Association. Second Stage Ventures is uniquely positioned to make inroads into this large, high- growth market and to enhance shareholder value."

ABOUT  SECOND  STAGE  VENTURES  INC.

Second Stage Ventures Inc. ("Second Stage") is a development stage biotechnology company that is focused on the ongoing development, testing and eventual commercialization of a transdermal patch that has been designed to facilitate the efficient and needle-free delivery of heavy molecular drugs into the system.


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Second  Stage  will  be  seeking  shareholder approval to change the name of the corporation to Dermisonics, Inc., a name that more accurately reflects both the nature of the company's business and its asset base.

Source: Second Stage Ventures Inc.

INVESTOR  RELATIONS  CONTACT:

Miron  Leshem
Ananda Capital Partners, Inc.
info@dermisonics.com
--------------------
(561)  477-7751


Forward-Looking  Statements

A number of statements contained in this press release are forward-looking statements that are made pursuant to the Safe Harbour provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties, many of which are beyond the control of the management of Second Stage Ventures, including but not limited to: competitive market conditions, successful integration of acquisitions, reliance on key markets, suppliers and products, currency fluctuations, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions as well as the ability to secure additional sources of financing. Forward-looking statements by their nature involve substantial risks and uncertainties. Actual results achieved by Second Stage Ventures may differ materially depending on many factors, including those described above.


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